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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Seligman Frontier Fund, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 45 to Registration Statement No. 002-92487 on Form N-1A of our report dated December 30, 2008, relating to the financial statements and financial highlights of Seligman Frontier Fund, Inc., appearing in the Annual Report on Form N-CSR of Seligman Frontier Fund, Inc. for the year ended October 31, 2008, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "General Information - Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

New York, New York
July 29, 2009